Exhibit 2.2

APPENDIX III

CONDITIONS OF THE ACQUISITION AND THE SCHEME

Part A

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended), and are subject to the conditions set out in this document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgement.

The Acquisition and the Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than May 21, 2013 (or such earlier date as may be specified by the Panel, or such later date as Eaton and Cooper may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Cooper Shareholders representing three-fourths (75 per cent.) or more in value of the Cooper Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

(b)	the resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme and the reduction of capital of Cooper, and such other matters as Cooper reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Eaton (such consent to be not unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition and set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of Cooper Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

(c)	the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the adoption of the Transaction Agreement by the holders of Eaton Shares as required by Article SIXTH of the Amended and Restated Articles of Incorporation of Eaton;

(b)	the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Acquisition;

(d)	to the extent that the Acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise deciding that the Acquisition is compatible with the common market pursuant to article 6(1)(b) of the EC Merger Regulation;

(e)	all required regulatory clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of Canada, the People’s Republic of China, the Republic of China (Taiwan), Russia, South Africa, South Korea and Turkey;

(f)	no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been entered and shall continue to be in effect; and

(g)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order.

4.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, the Eaton Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Eaton) on or before the Sanction Date:

(a)

(i) The representations and warranties of Cooper set forth in Clause 6.1(b)(i), 6.1(b)(ii) (to the extent relating to shares in the capital of Cooper), 6.1(m), 6.1(v) and the second sentence of Clause 6.1(j) of the Transaction Agreement (which representations and warranties are set forth below in Part B) (the “Specified Cooper Representations”) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Cooper set forth in Clause 6.1(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Cooper Representations”), (ii) the representations and warranties of Cooper set forth in Clause 6.1 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Cooper Representations) which are qualified by a “Cooper Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Cooper set forth in Clause 6.1 of the Transaction Agreement (which is set forth below in Part B) (other than the Specified Cooper Representations) which are not qualified by a “Cooper Material Adverse Effect” qualification shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Cooper Material Adverse Effect; provided that with respect to clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only with respect to such date or period;

(b)	Cooper shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement (such agreement being set forth below in Part D) to be performed or complied with by it prior to the Sanction Date; and

(c)	Cooper shall have delivered to Eaton a certificate, dated as of the Sanction Date and signed by an executive officer of Cooper, certifying on behalf of Cooper to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	The Eaton Parties and Cooper have agreed that, subject to paragraph 6 of this Appendix III, Cooper’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Cooper) on or before the Sanction Date:

(a)	(i) The representations and warranties of Eaton set forth in Clause 6.2(a)(ii)(B), 6.2(b)(i), 6.2(b)(ii) (to the extent relating to shares of capital stock of Eaton), 6.2(u) and the second sentence of Clause 6.2(j) of the Transaction Agreement (which representations and warranties are set forth below in Part B) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Eaton set forth in Clause 6.2(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Eaton Representations”), (ii) the representations and warranties of Eaton set forth in Clause 6.2 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Eaton Representations) which are qualified by an “Eaton Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (iii) the representations and warranties of Eaton set forth in Clause 6.2 of the Transaction Agreement (which are set forth below in Part B) (other than the Specified Eaton Representations) which are not qualified by an “Eaton Material Adverse Effect” qualification shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Eaton Material Adverse Effect; provided that with respect to clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only with respect to such date or period;

(b)	The Eaton Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement (such agreement being set forth below in Part D) to be performed or complied with by them prior to the Sanction Date; and

(c)	Eaton shall have delivered to Cooper a certificate, dated as of the Sanction Date and signed by an executive officer of Eaton, certifying on behalf of Eaton to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)	Eaton and Cooper reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver);

(b)	Eaton reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4); and

(c)	Cooper reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to May 21, 2013.

8.	If Eaton is required to make an offer for Cooper Shares under the provisions of Rule 9 of the Takeover Rules, Eaton may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.	Eaton reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Cooper Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Cooper Shares to which such an offer relates and which are not already in the beneficial ownership of Eaton so far as applicable) as those which would apply in relation to the Scheme.

10.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

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